As filed with the Securities and Exchange Commission on July 23, 2026

Securities Act File No. 333-294400

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

(Check appropriate box or boxes)

Harding, Loevner Funds, Inc.

(Exact Name of Registrant as Specified in Charter)

1-877-435-8105

(Registrant’s Telephone Number, including Area Code)

400 Crossing Boulevard, Fourth Floor, Bridgewater, New Jersey 08807

(Address of Principal Executive: Number, Street, City, State, Zip Code)

Andrew E. Oliva, The Northern Trust Company, 333 South Wabash Ave, Chicago, Illinois 60604

(Name and Address of Agent for Services)

Copy to:

Stephen H. Bier, Esq. Dechert LLP

1095 Avenue of the Americas New York,

New York 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

The purpose of this filing is to file (i) the final Agreement and Plan of Reorganization by and between Harding, Loevner Funds, Inc., a Maryland corporation (the “Registrant”), on behalf of its series Harding Loevner International Developed Markets Equity Portfolio (the “Acquired Portfolio”) and Harding Loevner International Developed Markets Select Equity ETF (the “Acquiring Portfolio”) as Exhibit (4) to Item 16 to this Registration Statement on Form N-14 (the “Registration Statement”) and (ii) the opinion of Dechert LLP supporting the tax matters and consequences to shareholders in connection with the reorganization of the Acquired Portfolio into the Acquiring Portfolio as Exhibit (12) to Item 16 to this Registration Statement.

The  Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, in Pre-Effective Amendment No.  1 to the Registrant’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2026 (Accession No.  0001193125-26-212353) are incorporated by reference herein.

PART C: OTHER INFORMATION

Item 15. Indemnification

The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, settlements and expenses to the fullest extent allowed, and in the manner provided, by applicable federal and Maryland law, including Section 17(h) and (i)of the Investment Company Act of 1940. In this regard, the Registrant undertakes to abide by the provisions of Investment Company Act Releases No. 11330 and 7221 until amended or superseded by subsequent interpretation of legislative or judicial action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

(1)(a)	Articles of Amendment and Restatement, dated March 13, 2026 (previously filed in Registrant’s Registration Statement on Form N-14), are incorporated herein by reference.

(2)	Amended and Restated Bylaws, dated March 13, 2026 (previously filed in Registrant’s Registration Statement on Form N-14), are incorporated herein by reference.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization and Liquidation is filed herewith.

(5)	Not applicable.

(6)(a)	Investment Advisory Agreement, dated August 26, 2009, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(b)	Amended Schedule B to Investment Advisory Agreement, effective November 1, 2015, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(c)	Amended Schedule B to Investment Advisory Agreement, effective November 1, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(d)	Amended Schedule B to Investment Advisory Agreement, effective March 1, 2017, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(e)	Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the International Equity Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(f)	Amendment to the Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the International Equity Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(g)	Investment Advisory Agreement, dated December 19, 2016, between the Registrant, on behalf of the Global Equity Research Portfolio and Emerging Markets Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(h)	Amendment to the Investment Advisory Agreement, dated December 19, 2016, between the Registrant, on behalf of the Global Equity Research Portfolio and Emerging Markets Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(i)	Amended Schedule B to Investment Advisory Agreement, effective July 1, 2020, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(j)	Amended Schedule B to Investment Advisory Agreement, effective November 2, 2020, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(k)	Investment Advisory Agreement, dated December 16, 2020, between the Registrant, on behalf of the Chinese Equity Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(l)	Amended Schedule B to Investment Advisory Agreement, effective July 1, 2021, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(m)	Investment Advisory Agreement, dated September 13, 2022, between the Registrant, on behalf of the Emerging Markets ex China Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 72 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(n)	Investment Advisory Agreement, dated September 28, 2022, between the Registrant, on behalf of the International Developed Markets Equity Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(o)	Investment Advisory Agreement, dated December 14, 2022, between the Registrant, on behalf of the International Carbon Transition Equity Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 76 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(p)	Investment Advisory Agreement dated as of the date set forth in Schedule A, between the Registrant, on behalf of each of its series, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(q)	Amended Schedule B to Investment Advisory Agreement, effective July 1, 2024, between the Registrant, on behalf of the Global Equity Portfolio, Institutional Emerging Markets Portfolio, Emerging Markets Portfolio, Frontier Emerging Markets Portfolio, Chinese Equity Portfolio, Emerging Markets ex China Portfolio and Harding Loevner LP (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(6)(r)	Amended Schedule A to Investment Advisory Agreement, effective February 28, 2025, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(6)(s)	Amended Schedule B to Investment Advisory Agreement, effective February 28, 2025, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(6)(t)	Amended Schedule B to Investment Advisory Agreement, effective July 1, 2025, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(u)	Amended Schedule A to Investment Advisory Agreement, effective November 19, 2025, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(v)	Amended Schedule B to Investment Advisory Agreement, effective November 19, 2025, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(w)	Investment Advisory Agreement, dated between the Registrant and Harding Loevner LP with respect to the International Developed Markets Select Equity ETF (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(6)(x)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 17, 2015, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(y)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 29, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(z)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated November 1, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(aa)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 19, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(bb)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2017, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(cc)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2018, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(dd)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2019, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(ee)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 29, 2020, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 60 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(ff)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2020, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No. 62 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(gg)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated November 2, 2020, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(hh)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 16, 2020, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(ii)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2021, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No. 65 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(jj)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2021, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(kk)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2022, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(ll)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2022, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 70 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(mm)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated September 13, 2022, (previously filed in Post-Effective Amendment No. 72 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(nn)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated September 28, 2022, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(oo)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 14, 2022, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No 76 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(pp)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2023 between the Registrant and Harding Loevner LP (previously filed in Post-Effective No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporated herein.

(6)(qq)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated September 8, 2023 between the Registrant and Harding Loevner LP (previously filed in Post-Effective No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporated herein.

(6)(rr)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2024 between the Registrant and Harding Loevner LP (previously filed in Post-Effective No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporated herein.

(6)(ss)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2025 between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(6)(tt)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2025 between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(6)(uu)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2026 between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(a)	Distribution Agreement, dated January 1, 2008 (previously filed in Post-Effective Amendment No. 22 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(b)	Amendment, dated May 23, 2008, to Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(c)	Second Amendment, dated December 17, 2015 to the Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(d)	Third Amendment, dated December 19, 2016, to the Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(e)	Fourth Amendment, dated December 13, 2017, to the Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(f)	Distribution Agreement, dated March 31, 2020, between the Registrant and Quasar Distributors, LLC, (previously filed in Post-Effective Amendment No. 62 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(g)	First Amendment to the Distribution Agreement, dated March 31, 2020, between the Registrant and Quasar Distributors, LLC, (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(h)	Distribution Agreement, dated September 30, 2021, between the Registrant and Quasar Distributors, LLC, (previously filed in Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(i)	First Amendment, dated as of July 29, 2022, to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective

Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(j)	Second Amendment, dated September 28, 2022, to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(k)	Third Amendment, dated December 14, 2022, to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No 76 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(l)	Fourth Amendment, dated January 31, 2024 to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporate herein by reference.

(7)(m)	Fifth Amendment, dated February 28, 2025 to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(7)(n)	Sixth Amendment, dated November 19, 2025 to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(o)	Seventh Amendment, dated December 19, 2025 to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(7)(p)	ETF Distribution Agreement with respect to International Developed Markets Select Equity ETF (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(8)	Not applicable.

(9)(a)	Custody Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(b)	Amendment, dated December 17, 2015 to the Custody Agreement dated as of June 2, 2010 between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(c)	Second Amendment, dated December 19, 2016 to the Custody Agreement dated as of June 2, 2010 between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(d)	Third Amendment, dated December 16, 2020 to the Custody Agreement dated as of June 2, 2010 between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(e)	Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(f)	Second Amendment, dated November 1, 2024 to the Custody Agreement dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-

Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(9)(g)	Third Amendment, dated May 7, 2026 to the Custody Agreement dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(9)(h)	Amended Schedule A, dated as of July 29, 2022, adding the Emerging Markets ex China Portfolio to the Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(i)	Amended Schedule A, dated as of September 28, 2022, adding the International Developed Markets Equity Portfolio to the Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(j)	Amended Schedule A, dated as of December 14, 2022, adding the International Carbon Transition Equity Portfolio to the Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No 76 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(k)	Amended Schedule A, dated as of February 28, 2025, removing the International Carbon Transition Equity Portfolio from the Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(9)(l)	Passive Class Action Service Letter Agreement, dated as of October 1, 2025, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(9)(m)	Amended Schedule A, dated as of November 19, 2025, removing the Chinese Equity Portfolio and Emerging Markets ex China Portfolio from the Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(10)	Not applicable.

(11)	Opinion and Consent of Dechert LLP (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(12)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of International Developed Markets Equity Portfolio with respect solely to the transaction between International Developed Markets Equity Portfolio and International Developed Markets Select Equity ETF pursuant to the Plan of Reorganization is filed herewith.

(13)(a)	Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(b)	Amendment dated December 17, 2015, to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(c)	Second Amendment dated December 19, 2016, to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust

Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(d)	Form of Third Amendment to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(e)	Fourth Amendment dated December 16, 2020 to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(f)	Fifth Amendment dated October 1, 2021 to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post Effective Amendment No. 78 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(g)	Sixth Amendment dated March 15, 2024 to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(h)	Seventh Amendment dated November 1, 2024 to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(i)	Eighth Amendment, dated May 7, 2026 to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(13)(j)	Amended Schedule A, dated as of July 29, 2022, adding the Emerging Markets ex China Portfolio to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(k)	Amended Schedule A, dated September 28, 2022, adding the International Developed Markets Equity Portfolio to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(l)	Amended Schedule A, dated December 14, 2022, adding the International Carbon Transition Equity Portfolio to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No 76 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(m)	Amended Schedule A, dated January 31, 2024, removing the Global Equity Research Portfolio, International Equity Research Portfolio and the Emerging Markets Research Portfolio to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference.

(13)(n)	Amended Schedule A, dated February 28, 2025, removing the International Carbon Transition Equity Portfolio from the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(13)(o)	Amended Schedule A, dated November 19, 2025, removing the Chinese Equity Portfolio and Emerging Markets ex China Portfolio from the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(p)	Amended Schedule A, dated December 19, 2025, removing the Emerging Markets Portfolio from the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(q)	Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(r)	Amendment to the Transfer Agency and Service Agreement between The Northern Trust Company and the Registrant, dated as of December 18, 2012 (previously filed in Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(s)	Second Amendment, dated December 17, 2015, to the Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(t)	Third Amendment to the Transfer Agency and Service Agreement, dated December 19, 2016, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(u)	Form of Fourth Amendment to the Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(v)	Fifth Amendment to the Transfer Agency and Service Agreement, dated December 16, 2020, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(w)	Amended Schedule A, dated as of July 29, 2022, adding the Emerging Markets ex China Portfolio to the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(x)	Amended Schedule A, dated September 28, 2022, adding the International Developed Markets Equity Portfolio to the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(y)	Amended Schedule A, dated December 14, 2022, adding the International Carbon Transition Equity Portfolio to the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No 76 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(z)	Amended Schedule A, dated January 31, 2024, removing the Global Equity Research Portfolio, International Equity Research Portfolio, and the Emerging Markets Research Portfolio to the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference.

(13)(aa)	Amended Schedule A, dated February 28, 2025, removing the International Carbon Transition Equity Portfolio from the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 79 to Registrant’s Registration Statement on Form N-1A), is incorporated by reference herein.

(13)(bb)	Amended Schedule A, dated November 19, 2025, removing the Chinese Equity Portfolio and Emerging Markets ex China Portfolio from the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(cc)	Amended Schedule A, dated December 19, 2025, removing the Emerging Markets Portfolio from the Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 80 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(dd)	The Transfer Agency and Service Agreement with respect to International Developed Markets Select Equity ETF, dated May 7, 2026, between the Registrant and The Northern Trust Company (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(13)(ee)	Principal Financial Officer and Treasurer Services Agreement, dated September 8, 2010, between Registrant and Foreside Management Services, LLC (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(13)(ff)	Second Amendment, dated as of February 1, 2022, to Principal Financial Officer and Treasurer Services Agreement, dated September 8, 2010, between Registrant and Foreside Management Services, LLC (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(14)(a)	Consent of PricewaterhouseCoopers LLP (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(14)(b)	Consent of KPMG LLP (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14), is incorporated herein by reference.

(15)	None.

(16)(a)	Powers of Attorney on behalf of Carolyn N. Ainslie, Aaron J. Bellish, Jill R. Cuniff, R. Kelly Doherty, Charles W. Freeman, III, Jason Lamin, Alexandra K. Lynn, and Eric Rakowski (previously filed in Registrant’s Registration Statement on Form N-14), are incorporated herein by reference.

(16)(b)	Power of Attorney on behalf of John R. Erickson is filed herewith.

Item 17.	Undertakings

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or part who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on behalf of the Registrant, in the City of Bridgewater, State of New Jersey, on the 23rd day of July, 2026.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Aaron Bellish
Aaron Bellish, President

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Aaron J. Bellish Aaron J. Bellish	Director and President (Principal Executive Officer)	July 23, 2026

* Carolyn N. Ainslie Carolyn N. Ainslie	Director	July 23, 2026

** John R. Erickson John R. Erickson	Director	July 23, 2026

* Jill R. Cuniff Jill R. Cuniff	Director	July 23, 2026

* Jason Lamin Jason Lamin	Director	July 23, 2026

* R. Kelly Doherty R. Kelly Doherty	Director	July 23, 2026

* Charles W. Freeman III Charles W. Freeman III	Director	July 23, 2026

* Eric Rakowski Eric Rakowski	Director	July 23, 2026

/s/ Tracy L. Dotolo Tracy L. Dotolo	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 23, 2026

/s/ Andrew E. Oliva Andrew E. Oliva	Secretary	July 23, 2026

*	Attorney-in-Fact

Dated: July 23, 2026

*	As Attorney-in-Fact pursuant to Powers of Attorney as previously filed in Registrant’s Registration Statement on Form N-14.
**	As Attorney-in-Fact pursuant to Power of Attorney filed herewith.

HARDING, LOEVNER FUNDS, INC.

EXHIBIT INDEX

(4)	Agreement and Plan of Reorganization and Liquidation.

(12)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of International Developed Markets Equity Portfolio with respect solely to the transaction between International Developed Markets Equity Portfolio and International Developed Markets Select Equity ETF pursuant to the Plan of Reorganization.

(16)(b)	Power of Attorney on behalf of John R. Erickson is filed herewith.